EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports

Third Quarter 2011 Results

Earnings Rise on Strong Volumes and Expense Management

Continued Growth in International Profitability

NEW YORK, November 3, 2011 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today reported results for the quarter ended September 30, 2011.

Third quarter 2011 highlights included:

•                  GAAP net income of $10.5 million, or $0.25 per diluted share, compared to GAAP net income of $6.2 million, or $0.14 per diluted share for the third quarter of 2010.

•                  Revenues of $149.4 million compared to $130.4 million in the third quarter of 2010.

•                  Expenses of $132.2 million compared to $119.0 million in the third quarter of 2010. Third quarter 2011 expenses included $10.7 million of costs from ITG Investment Research and an increase from the third quarter of 2010 of $5.4 million in variable transaction processing costs. There were no costs from ITG Investment Research in the third quarter of 2010 due to the timing of the acquisitions.

•                  Average daily trading volume in the U.S. of 210.1 million shares, up 30% from the third quarter of 2010.  POSIT® average daily U.S. volume was a record 96.6 million shares, up 57% from the third quarter of 2010.

•                  Record activity in POSIT Europe with average daily value crossed of $278.3 million, a 150% increase over the third quarter of 2010.

•                  Record Asia Pacific revenues of $11.1 million, an increase of 37% over the third quarter of 2010, and the expansion of POSIT Marketplace® into Japanese equities. POSIT Marketplace is now available in 26 markets worldwide.

•                  The repurchase of 950,000 shares of common stock under the Company’s authorized share repurchase program for a total of $10.4 million. As announced on October 17, 2011, ITG’s Board of Directors recently increased the Company’s share repurchase authorization by 4 million shares.

ITG’s U.S. revenues were $98.0 million in the third quarter of 2011, compared to U.S. revenues of $88.1 million in the third quarter of 2010. ITG’s U.S. operations generated net income of $7.0 million in the third quarter of 2011, compared to net income of $7.2 million in the third quarter of 2010.

ITG’s International revenues were $51.4 million in the third quarter of 2011, compared to $42.3 million in the third quarter of 2010.  ITG’s International operations earned net income of $3.5 million in the third quarter of 2011, compared to a net loss of $1.0 million in the third quarter of 2010.

“Strong global trading volumes, together with our ongoing efforts to reduce the cost base of our business drove significant improvement in our profitability, demonstrating the considerable operating leverage in our business,” said Bob Gasser, ITG’s Chief Executive Officer and President.  “With volumes from our core institutional client base continuing to lag, we have benefited from the expansion of our client base through our execution and research offerings and the deployment of our products and services globally.”

Year-to-Date Results

For the nine months ended September 30, 2011, revenues were $442.1 million, GAAP net loss was $176.1 million, or $4.29 per diluted share, and adjusted net income was $25.9 million, or $0.62 per diluted share.  For the nine months ended September 30, 2010, revenues were $432.4 million, GAAP net income was $22.2 million, or $0.51 per diluted share, and adjusted net income was $33.4 million, or $0.77 per diluted share.

The discussion above includes adjusted net income and related per share amounts, which are non-GAAP financial measures that are described in the attached tables along with a reconciliation of these non-GAAP financial measures.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss third quarter results.  Those wishing to listen to the call should dial 1-866-713-8567 (1-617-597-5326 outside the US) and enter the passcode 55834260 at least 10 minutes prior to the start of the call to ensure connection.  The webcast and accompanying slideshow presentation can be downloaded from ITG’s web site at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 (1-617-801-6888 outside the US) and entering the passcode 39481098. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc. is an independent agency research broker that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity, execution services, analytical tools, and proprietary research insights grounded in data.  Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2010 Annual Report on Form 10-K, and its Form 10-Qs and include, but are not limited to, general economic, business, credit and financial market conditions, internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, potential impairment charges related to goodwill and other long-lived assets, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies, our ability to attract and retain talented employees and our ability to achieve cost savings from our cost reduction plans. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

1-212-444-6259

corpcomm@itg.com

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Operations (unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Commissions and fees	$117,648	$105,948	$348,174	$358,366
Recurring	28,548	21,912	82,283	66,644
Other	3,223	2,536	11,657	7,398
Total revenues	149,419	130,396	442,114	432,408

Expenses:
Compensation and employee benefits	54,109	50,627	167,266	158,678
Transaction processing	24,840	19,401	70,970	63,641
Occupancy and equipment	14,904	14,423	44,909	44,589
Telecommunications and data processing services	14,559	12,759	44,500	39,365
Other general and administrative	23,181	21,652	68,103	71,737
Goodwill impairment	—	—	225,035	5,375
Restructuring charges	—	—	17,678	2,250
Acquisition related costs	—	—	2,523	—
Interest expense	636	158	1,400	588
Total expenses	132,229	119,020	642,384	386,223
Income (loss) before income tax expense (benefit)	17,190	11,376	(200,270)	46,185
Income tax expense (benefit)	6,713	5,166	(24,153)	24,035
Net income (loss)	$10,477	$6,210	$(176,117)	$22,150

Earnings (loss) per share:
Basic	$0.26	$0.15	$(4.29)	$0.51
Diluted	$0.25	$0.14	$(4.29)	$0.51

Basic weighted average number of common shares outstanding	40,615	42,407	41,051	43,148
Diluted weighted average number of common shares outstanding	41,271	42,941	41,051	43,776

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Cash and cash equivalents	$247,471	$317,010
Cash restricted or segregated under regulations and other	68,181	68,965
Deposits with clearing organizations	40,299	14,235
Securities owned, at fair value	5,890	25,789
Receivables from brokers, dealers and clearing organizations	1,073,994	865,251
Receivables from customers	827,134	606,256
Premises and equipment, net	36,805	34,790
Capitalized software, net	60,129	62,507
Goodwill	274,284	468,479
Other intangibles, net	40,720	36,784
Income taxes receivable	6,148	5,561
Deferred taxes	13,207	4,902
Other assets	23,064	20,324
Total assets	$2,717,326	$2,530,853

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$179,999	$195,109
Short-term bank loans	63,794	—
Payables to brokers, dealers and clearing organizations	1,119,645	1,139,958
Payables to customers	635,460	272,027
Securities sold, not yet purchased, at fair value	1,395	19,362
Income taxes payable	11,690	16,215
Deferred taxes	343	18,114
Term debt	25,787	—
Total liabilities	2,038,113	1,660,785

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,899,229 and 51,790,608 shares issued at September 30, 2011 and December 31, 2010, respectively	519	518
Additional paid-in capital	247,200	246,085
Retained earnings	657,016	833,133
Common stock held in treasury, at cost; 11,772,062 and 10,524,757 shares at September 30, 2011 and December 31, 2010, respectively	(232,355)	(220,161)
Accumulated other comprehensive income (net of tax)	6,833	10,493
Total stockholders’ equity	679,213	870,068
Total liabilities and stockholders’ equity	$2,717,326	$2,530,853

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of U.S. GAAP Results to Adjusted Results

In evaluating ITG’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Adjusted net income and adjusted diluted earnings per share are non-GAAP (generally accepted accounting principles) performance measures, but the Company believes that they are useful to assist investors in gaining an understanding of the trends and operating results for the Company’s businesses. These measures should be viewed in addition to, and not in lieu of, the Company’s reported results under GAAP.

The following is a reconciliation of GAAP results to adjusted results for the periods presented (in thousands except per share amounts):

	Nine Months Ended September 30,
	2011	2010
	(unaudited)	(unaudited)
Total revenues	$442,114	$432,408

Total expenses	642,384	386,223
Less:
Goodwill impairment (1)(2)	(225,035)	(5,375)
Acquisition related costs (3)	(2,523)	—
Software Write-Off (4)	—	(6,091)
Restructuring charges (5)(6)	(17,678)	(2,250)
Adjusted operating expenses	397,148	372,507

(Loss) income before income tax (benefit) expense	(200,270)	46,185
Effect of pro forma adjustment	245,236	13,716
Adjusted pre-tax operating income	44,966	59,901

Income tax (benefit) expense	(24,153)	24,035
Tax effect of pro forma adjustment	43,260	2,482
Adjusted operating income tax expense	19,107	26,517

Net (loss) income	(176,117)	22,150
Net effect of pro forma adjustment	201,976	11,234
Adjusted operating net income	$25,859	$33,384

Diluted (loss) earnings per share	$(4.29)	$0.51
Net effect of pro forma adjustment	4.91	0.26
Adjusted diluted operating earnings per share	$0.62	$0.77

Notes:

(1)          In the second quarter of 2011, goodwill with a carrying value of $470.1 million in the U.S. operating segment was deemed impaired and its fair value was determined to be $245.1 million, resulting in an impairment charge of $225.0 million.

(2)          In 2010, goodwill with a carrying value of $5.4 million in the Asia Pacific operating segment relating to ITG’s Australian operations was deemed impaired and its fair value was determined to be zero, resulting in an impairment charge of $5.4 million.

(3)          During the second quarter of 2011, the Company acquired Ross Smith Energy Group Ltd, a Calgary-based independent provider of research on the oil and gas industry.  In connection with the acquisition, the Company incurred approximately $2.5 million of acquisition related costs, including legal fees, contract settlement costs and other professional fees.

(4)          As part of the fourth quarter 2009 restructuring, ITG made certain changes to its product priorities and wrote off $2.4 million of capitalized development initiatives that were not yet deployed. As ITG’s product development plan continued to evolve in the first quarter of 2010, it was determined that additional amounts capitalized in 2009 were not likely to be used and a further $6.1 million write-off was recorded.

(5)          In the second quarter of 2011, the Company decided to implement a restructuring plan to improve margins and enhance shareholder returns primarily focused on reducing costs in workforce, consulting and infrastructure in the U.S. and Europe.  The cost reduction plan resulted in a restructuring charge of $17.7 million, consisting of employee separation and related costs ($17.4 million) and lease consolidation costs ($0.3 million).

(6)          In the second quarter of 2010, ITG committed to a restructuring plan in the Asia Pacific operating segment to close its on-shore operations in Japan, resulting in lower operating costs and reduced capital requirements.  Restructuring charges primarily include employee severance, contract termination costs and non-cash write-offs of fixed assets and capitalized software.